Exhibit 11

SARISSA CAPITAL WARNS OF AMARIN’S EXPENSIVE ATTEMPTS TO SWITCH VOTES BY INUNDATING SHAREHOLDERS WITH WHITE PROXY CARDS

If You Already Voted a Proxy Card “FOR” the Sarissa Nominees and “FOR” the Removal of Chairman Per Wold-Olsen, There is NOTHING Else for You to Do

If You Have Any Questions or Have Not Yet Received a BLUE Proxy Card, Please Contact Sarissa’s Proxy Solicitor, D.F. King, by Calling (800) 331-7024
or Emailing AMRN@dfking.com

Greenwich, CT, February 13, 2023 – Sarissa Capital Management LP (“Sarissa”) today issued the following statement regarding Amarin Corporation plc (NASDAQ: AMRN):

Amarin continues to waste precious shareholder capital in its self-serving attempts to keep shareholders out of the board room. Amarin has indicated that it will spend in excess of $7 MILLION to prevent Sarissa Capital, its largest shareholder, from obtaining representation on the board. This amount is a whopping ~6X more than what Sarissa intends to spend in this proxy contest. The most recent waste of money comes in the form of several expensive and duplicative mailings of white proxy cards to shareholders in an attempt to sway votes away from Sarissa.

Although Sarissa is outraged by the Amarin board squandering shareholder capital for its own entrenchment, we are not surprised as there has been a history of reckless spending and self-serving, unjust enrichment at Amarin. Notably, compensation has been insensitive to shareholder returns. In 2021, when the stock declined >31% and shareholders lost >$560 million in value,* the board gave CEO Karim Mikhail over $5.8 million in total compensation. Similarly, we doubt CEO Karim Mikhail’s 2022 compensation will fully reflect the poor performance under his watch last year. In late 2022, the year in which the stock declined >64% and shareholders lost over $840 million in value,† new directors were gifted $540,000 in stock and option grants on joining. Chairman Per Wold-Olsen alone was granted approximately $1 million of stock, options and cash in 2022.‡

Do not be misled by Amarin’s tactics to switch votes and do not be confused by the multiple mailings.  If you already voted a proxy card “FOR” the Sarissa Nominees and “FOR” the Removal of Chairman Per Wold-Olsen, there is NOTHING else for you to do.  But any subsequent vote you make will revoke your prior vote.  Only the last vote you submit will count.

We urge all shareholders to vote the BLUE proxy card “FOR” the Sarissa Nominees and “FOR” the removal of Chairman Per Wold-Olsen.

If you have not received a BLUE proxy card, you can vote the white proxy card but you must vote “FOR” all proposals on the white proxy card to have the same effect as a vote “FOR” all proposals on the BLUE proxy card.  Voting “FOR” on the white proxy card has the same effect as voting “FOR” on the BLUE proxy card.  But if holders want to fully support Sarissa, they must make sure that all “FOR” boxes are marked on your proxy card before you submit it.  If you have any questions on how to vote, we recommend that you contact Sarissa’s proxy solicitor, D.F. King, by calling (800) 331-7024 or emailing AMRN@dfking.com

Amarin is in dire need of change. Sarissa believes the current regime is wasting a uniquely valuable opportunity. Vascepa is a highly attractive asset that can not only meaningfully improve patients’ lives by reducing cardiovascular events but also save significant money for health systems worldwide. The board, led by Chairman Wold-Olsen, has failed shareholders and takes no accountability for its failures. Sarissa urges shareholders to act now to support change so that the current leadership does not continue its misguided stewardship of shareholder capital.

#FreeAmarin

Visit our website at www.freeamarin.com for helpful information about Sarissa and the need for change at Amarin.

Vote “FOR” the Sarissa Nominees and “FOR” the removal of Chairman Per Wold-Olsen.

The General Meeting of Amarin shareholders is scheduled for February 28, 2023, BUT TO MAKE SURE YOUR VOTE COUNTS, SUBMIT YOUR VOTE ON OR BEFORE TUESDAY, FEBRUARY 21, 2023.

Shareholders should have received the BLUE proxy card. If you have not received your BLUE proxy card or have any questions on how to vote, please contact:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Shareholders call toll-free: (800) 331-7024
Banks and Brokers call: (212) 269-5550
By Email: AMRN@dfking.com

* 2021 stock performance calculated from end of day December 31, 2020 – December 31, 2021. Source: Bloomberg
† 2022 stock performance calculated from end of day December 31, 2021 – December 30, 2022. Source: Bloomberg
‡ Calculated based on corporate filings

Additional Information

Sarissa Capital Management LP (“Sarissa Capital”), together with other participants, filed a definitive proxy statement and an accompanying blue proxy card with the SEC on January 31, 2023, in connection with the solicitation of shareholders of Amarin Corporation plc (the “Company”) at the general meeting of the Company for the election of Sarissa Capital’s slate of highly-qualified nominees (the “General Meeting”). Shareholders are advised to read the definitive proxy statement and other relevant documents related to the General Meeting as they contain important information.

The definitive proxy statement and other relevant documents are available at no charge on the SEC’s website at www.sec.gov and at www.freeamarin.com. The definitive proxy statement and other relevant documents are also available at no charge by directing a request to Sarissa Capital’s proxy solicitor, D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005 (Shareholders can call toll-free: (800) 331-7024).

Contact:	Jean Puong Sarissa Capital Management LP info@sarissacap.com